EXHIBIT 99.1

Contact:	Keralyn Groff Public Relations 651-236-5104

H.B. Fuller Company

P.O. Box 64683

St. Paul, Minnesota 55164-0683

News	For Immediate Release	Sept. 30, 2004

Richard L. Marcantonio Joins H.B. Fuller Board of Directors

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced that Richard L. Marcantonio has been elected to the company’s board of directors, effective Sept. 29, 2004. His election expands the board to nine members.

Marcantonio currently is president and chief executive officer of G&K Services, a leading North American provider of branded identity apparel, headquartered in Minnetonka, Minn. Prior to joining G&K in 2002, Marcantonio served in several executive capacities at Ecolab, Inc., a leading global developer and marketer of cleaning and maintenance products, including president of the company’s industrial and service sectors, where he led employees across six operating divisions, helping drive significant growth. Marcantonio also served in senior management, sales and marketing positions at Keebler Company, a subsidiary of United Biscuits (Holdings) plc. He has played an active role in the Twin Cities community, serving as chairman of Minnesota Public Radio’s board of directors, as a board member for the America Public Media Group, and as a board member of the Minnesota Business Partnership. Marcantonio holds a bachelor’s degree in business administration from Elmhurst College.

“We look forward to benefiting from Rick’s demonstrated leadership, marketing and sales experience, and are delighted to welcome him to our board,” says Al Stroucken, H.B. Fuller chairman, president and chief executive officer.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2003 net sales of $1.287 billion. Common stock is traded on the New York Stock Exchange under the symbol FUL. For more information about the company, visit the Web site at: http://www.hbfuller.com.